EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-106595) of Everest Reinsurance Holdings Inc. of our report dated January 29, 2004 relating to the financial statements and financial statement schedules, which appears in Everest Reinsurance Holdings Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003

PricewaterhouseCoopers LLP
New York, New York
March 18, 2004